Washington Federal Media Contact	Charter Bank Media Contact
Seattle: Cathy Cooper, (206) 777-8246	Ralph Dowling, President
Albuquerque: Hal Bailey, (505) 237-0052	(505) 341-7364

Wednesday, June 8, 2011
FOR IMMEDIATE RELEASE
Washington Federal to Acquire 6 Branches and $253 Million in Deposits from Charter Bank in New Mexico

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced the signing of an agreement to acquire six branch locations and the related $253 million in deposits from Charter Bank. Three of the branches are located in Albuquerque, two in Santa Fe, and one in Rio Rancho, New Mexico. The transaction is subject to receipt of various regulatory approvals.

Chairman, President & CEO Roy M. Whitehead commented, “We wish to extend the warmest welcome to the clients and employees of Charter Bank in New Mexico. While Washington Federal is not new to New Mexico, the addition of this new customer base and the associated branches will materially increase our presence there.”

Washington Federal is already an established part of communities across New Mexico, with 11 total branches in Albuquerque, Alamogordo, Artesia, Capitan, Farmington, Gallup, Las Cruces, Roswell and Ruidoso.

Hal Bailey, Senior Vice President and New Mexico Division Manager, added, "Washington Federal is looking forward to providing our Charter clients with enhanced consumer deposit products, competitive CD rates, and a wide variety of financing options for large and small businesses. In addition, we offer more locations to serve their banking needs."

Washington Federal currently operates 160 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. On March 31, 2011, the Company reported

$13.4 billion in assets, $8.8 billion in deposits and $1.8 billion in stockholders' equity.

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